Exhibit 99.2

Patria Latin American Opportunity Acquisition Corp. Announces Closing of $230 Million Initial Public Offering and Exercise of Full Over-Allotment Option

Grand Cayman, Cayman Islands – March 14, 2022 – Patria Latin American Opportunity Acquisition Corp. (“Patria” or the “Company”) announced the closing today of its initial public offering of 23,000,000 units at $10.00 per unit, including the exercise in full by the underwriters to purchase an additional 3,000,000 units to cover over-allotments. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “PLAOU” on March 10, 2022. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “PLAO” and “PLAOW,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or sector, geography, or stage, the Company intends to focus its search in Latin America and in sectors where Patria has developed investment expertise (including but not limited to healthcare, food and beverage, logistics, agribusiness, education, and financial services). The Company’s sponsor is associated with the Brazilian asset management firm Patria Investimentos Ltda.

J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as global coordinators and representatives of the offering’s underwriters.

The offering is being made only by means of a final prospectus. When available, copies of the final prospectus may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (212) 834-4533 or by emailing at prospectus-eq_fi@jpmchase.com; Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination and the anticipated use of the net proceeds. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Josh Wood

Andre Medina

plg@patria.com

t +1 345 640 4900